AMENDED AND RESTATED SHAREHOLDER
                         SERVICING AND DISTRIBUTION PLAN

          This Amended and Restated Shareholder Servicing and Distribution Plan ("Plan") is adopted by Boyar Value Fund, Inc., a corporation organized under the laws of State of Maryland (the "Fund"), with respect to the common stock, par value $0.001 per share, of the Fund (the "Shares") pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), subject to the following terms and conditions:

          SECTION 1. AMOUNT OF PAYMENTS.
                     -------------------

          The Fund will pay Claymore Securities, Inc. ("Claymore"), a corporation organized under the laws of the State of Kansas, for shareholder servicing and distribution services provided to the Shares, an annual fee of up to 0.25% of the value of the average daily net assets of the Fund. Fees to be paid with respect to the Fund under this Plan will be calculated monthly and paid quarterly by the Fund.

          SECTION 2. SERVICES PAYABLE UNDER THE PLAN.
                     --------------------------------

          (a) The annual fees described above payable with respect to the Fund are intended to compensate Claymore, or enable Claymore to compensate other persons ("Service Providers"), including any other distributor of Shares, for providing (i) ongoing servicing and/or maintenance of the accounts of holders of Shares ("Shareholder Services"); (ii) services that are primarily intended to result in, or that are primarily attributable to, the sale of Shares ("Selling Services"); and (iii) subtransfer agency services, subaccounting services or administrative services with respect to the Shares ("Administrative Services"). Shareholder Services may include, among other things, responding to inquiries of prospective investors regarding the Fund and services to shareholders not otherwise required to be provided by the Fund's manager, investment adviser, administrator, custodian or other agent of the Fund. Selling Services may include, but are not limited to: the printing and distribution to prospective investors in the Shares of prospectuses and statements of additional information describing the Fund; the preparation, including printing, and distribution of sales literature, reports and media advertisements relating to the Shares; providing telephone services relating to the Fund; distributing Shares; costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, and related travel and entertainment expenses; and costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Fund may, from time to time, deem advisable. In providing compensation for Selling Services in accordance with this Plan, Claymore is expressly authorized (i) to make, or cause to be made, payments reflecting an allocation of overhead and other office expenses related to providing Selling Services; (ii) to make, or cause to be made, payments, or to provide for the reimbursement of expenses of, persons who provide support services in connection with the distribution of Shares including, but

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

not limited to, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, and providing any other service; and (iii) to make, or cause to be made, payments to compensate selected dealers or other authorized persons for providing any Selling Services. Administrative Services may include, but are not limited to, establishing and maintaining accounts and records on behalf of Fund shareholders; processing purchase, redemption and exchange transactions in Shares; and other similar services not otherwise required to be provided by the Fund's transfer agent or any other agent.

          (b) Payments under this Plan are not tied exclusively to the expenses for shareholder servicing, administration and distribution expenses actually incurred by Claymore or any Service Provider, and the payments may exceed expenses actually incurred by Claymore and/or such Service Provider. Furthermore, any portion of any fee paid to Claymore or to any of its affiliates by the Fund or any of their past profits or other revenue may be used in their sole discretion to provide services to shareholders of the Fund or to foster distribution of Shares.

          SECTION 3. APPROVAL OF PLAN.
                     -----------------

          The initial Plan was approved by a majority of (a) the outstanding voting Shares, (b) the full Board of Directors of the Fund and (c) those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan. This amended and restated Plan will not take effect until approval by vote of the Fund's Board of Directors in the manner described in Section 3 above, exclusive of clause (a).

          SECTION 4. CONTINUANCE OF PLAN.
                     --------------------

          This Plan will continue in effect with respect to the Shares from year to year so long as its continuance is specifically approved annually by vote of the Fund's Board of Directors in the manner described in Section 3 above, exclusive of clause (a). The Fund's Board of Directors will evaluate the appropriateness of this Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including the types and extent of Shareholder Services, Selling Services and Administrative Services provided by Claymore and/or Service Providers and amounts Claymore and/or Service Providers receive under this Plan.

          SECTION 5. TERMINATION.
                     ------------

          This Plan may be terminated at any time with respect to the Shares by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting Shares.

          SECTION 6. AMENDMENTS.
                     -----------

          This Plan may not be amended to increase materially the amount of the fees described in Section 1 above with respect to the Shares without approval of at least a majority of

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the outstanding voting Shares. In addition, all material amendments to this Plan must be approved in the manner described in Section 3 above, exclusive of clause
(a).

          SECTION 7. SELECTION OF CERTAIN DIRECTORS AND  DISINTERESTED  DIRECTOR
                     -----------------------------------------------------------
                     COUNSEL.
                     --------

          While this Plan is in effect with respect to the Fund, (i) the selection and nomination of the Fund's Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the Fund and (ii) any person who acts as legal counsel to such disinterested Directors is an independent legal counsel.

          SECTION 8. WRITTEN REPORTS.
                     ----------------

          In each year during which this Plan remains in effect with respect to the Fund, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Fund's Board of Directors, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under this Plan and the purposes for which those expenditures were made.

          SECTION 9. PRESERVATION OF MATERIALS.
                     --------------------------

          The Fund will preserve copies of this Plan, any agreement relating to this Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Plan, the agreement or the report.

          SECTION 10. MEANING OF CERTAIN TERMS.
                      -------------------------

          As used in this Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meanings that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

          SECTION 11. DATE OF EFFECTIVENESS.
                      ----------------------

          This amended and restated Plan will become effective as of the date approved by vote of the Fund's Board of Directors in the manner described in
Section 3 above, exclusive of clause (a), or such later date specified thereby.

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          IN WITNESS WHEREOF,  the Fund has executed this Plan as of the 7th day of May, 2002.


                                        BOYAR VALUE FUND, INC.



                                        By: /s/ Mark A. Boyar
                                           ------------------
                                        Name: Mark A. Boyar
                                        Title: Chairman

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